UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2019 (January 21, 2019)
Astec Industries, Inc. (Exact Name of Registrant as Specified in its Charter)

Tennessee	001-11595	62-0873631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	1725 Shepherd Road Chattanooga, Tennessee (Address of Principal Executive Offices)	37421 (Zip Code)
(423) 899-5898
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

               Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Benjamin G. Brock.
On January 21, 2019, Benjamin G. Brock resigned from his positions as Chief Executive Officer and President and as a member of the Board of Directors (the “Board”) of Astec Industries, Inc. (the “Company”).
The Company and Mr. Brock have entered into a Separation Agreement and General Release, dated as of January 21, 2019 (the “Separation Agreement”), in connection with Mr. Brock’s resignation. The Separation Agreement provides that, in consideration of Mr. Brock’s execution and non-revocation of a release of claims by Mr. Brock in favor of the Company, Mr. Brock will be entitled to a lump sum payment in the amount of $250,000, less withholdings and deductions, and the vesting of 14,349 restricted stock units previously granted to Mr. Brock under the Company’s 2011 Incentive  Plan.
In addition to the foregoing and certain other additional benefits detailed therein,  the Separation Agreement provides that Mr. Brock is entitled to the compensation and benefits payable pursuant to the terms of his employment, including accrued but unpaid salary and accrued and vested amounts under the Company’s Supplemental Executive Retirement Plan and other retirement and benefits plans. The Separation Agreement also includes confidentiality provisions applicable to Mr. Brock and mutual non-disparagement and release provisions applicable to the Company and Mr. Brock (in each case, subject to certain exceptions).
The description of the Separation Agreement set forth above is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
In connection with, and effective immediately after, Mr. Brock’s resignation from the Board, the Board reduced the size of the Board from 10 to 9 directors.
Appointment of Richard J. Dorris as interim Chief Executive Officer and President.

In connection with Mr. Brock’s resignation, the Board appointed Richard J. Dorris, P.E., the Company’s current Executive Vice President and Chief Operating Officer, as interim Chief Executive Officer and President of the Company, beginning January 22, 2019, while the Company conducts a search for a permanent Chief Executive Officer and President. It is contemplated that Mr. Dorris will continue to serve as the Company’s Chief Operating Officer following his appointment as interim Chief Executive Officer and President.

Biographical and Other Information. Mr. Dorris, age 58, has served as the Company's Chief Operating Officer and Executive Vice President since January 2014.  He previously served as the Group Vice President and President of the Company's Energy Group from August 2012 to December 2013 and as President of Heatec, Inc. from 2004 to January 2014.  From 1999 to 2004, he held the positions of National Accounts Manager, Project Manager and Director of Projects for Astec, Inc. Prior to joining Astec, Inc., he was President of Esstee Manufacturing Company from 1990 to 1999 and was Sales Engineer from 1984 to 1990.
There are no arrangements or understandings between Mr. Dorris and any other person pursuant to which Mr. Dorris was appointed as interim Chief Executive Officer and President of the Company. There are no family relationships between Mr. Dorris and any director or executive officer of the Company. There are no transactions between Mr. Dorris and the Company that would be reportable under Item 404(a) of Regulation S-K.
The Company has not entered into any plan, contract or arrangement with Mr. Dorris in connection with his appointment as interim Chief Executive Officer and President. It is contemplated that the Board will make a determination in February 2019 regarding the compensation to be made to Mr. Dorris in 2019 following such appointment.

Item 8.01.  Other Events.

As part of the foregoing actions by the Board, the Board appointed William D. Gehl as Chairman of the Board, effective as of January 22, 2019.
On January 22, 2019, the Company issued a press release announcing the resignation of Mr. Brock, the appointment of Mr. Dorris as interim Chief Executive Officer and President and the appointment of Mr. Gehl as Chairman of the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated as of January 21, 2019, by and between Astec Industries, Inc. and Benjamin G. Brock
99.1	Press Release issued by Astec Industries, Inc. dated January 22, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2019	ASTEC INDUSTRIES, INC.

	By:	/s/ Stephen C. Anderson
Name: Stephen C. Anderson
Title: Vice President and Secretary